Exhibit 99.1

Nautilus, Inc. Announces Results for Third Quarter 2009

Direct and Retail Business Segments Achieve Operating Income for Second Consecutive Quarter

VANCOUVER, Wash., November 9, 2009 — Fitness company Nautilus, Inc. (NYSE:NLS) today announced unaudited results for the third quarter ended September 30, 2009. Continuing results include the Company’s direct and retail businesses but exclude the Company’s commercial business, for which the Company is actively seeking a buyer as announced on September 29, 2009. The commercial business is considered a discontinued operation.

For the quarter ended September 30, 2009 the Company reported net sales from continuing operations of $41.4 million, compared to net sales from continuing operations of $62.7 million for the third quarter 2008.

The Company offset expected lower sales in the retail and direct businesses with greater operating efficiencies. This resulted in profitable operating income for both the retail and direct businesses in the third quarter ending September 30, 2009. Operating income for the retail business was $2.2 million for the third quarter 2009, compared to $4.4 million in the third quarter 2008. The direct business generated $1.7 million in operating income for the third quarter 2009, compared to an operating loss of $0.9 million in the third quarter 2008.

The Company reported a loss from continuing operations for the third quarter 2009 of $1.5 million, or $0.05 per diluted share. Included in loss from continuing operations is a non-cash pre-tax asset impairment charge of $2.1 million, related to the Company’s intellectual property, and a pre-tax benefit from warranty expense reduction of $1.4 million, reflecting recent improvements in warranty claims experience. In the third quarter of 2008, loss from continuing operations was $22.2 million, or $0.72 per diluted share.

The Company reported a loss from discontinued operations for the third quarter of 2009 of $22.9 million, or $0.75 per diluted share. The commercial business qualified for “held-for-sale” accounting treatment as a result of the planned divestiture of that business and, as such, loss from discontinued operations includes a non-cash after-tax impairment loss of $17.9 million. Loss from discontinued operations in the third quarter 2008 was $11.9 million, or $0.39 per diluted share.

Net loss from continuing and discontinued operations in the third quarter 2009 was $24.4 million, or $0.80 per diluted share, compared with a net loss of $34.1 million, or $1.11 per diluted share, in the third quarter 2008.

Comparative net sales by business segment were as follows:

Three Months Ended

($ thousands)	Sept 30, 2009	Sept 30, 2008	$ change	% change
Direct	$25,253	$38,730	$(13,477)	-34.8%
Retail	15,656	23,723	(8,067)	-34.0%
Corporate	522	203	319	157.1%

Net sales	$41,431	$62,656	$(21,225)	-33.9%

Net sales declined in the direct business, primarily due to the restricted availability of consumer credit, as well as the Company’s decision to reduce advertising spend commensurate with sales trends. The Company’s net sales in its retail business declined primarily due to reductions in customer inventory levels and reluctance by retailers to replenish inventory in this challenging economic environment, as well as reduced product placement at certain customers, partially offset by new business gains.

For continuing operations, consolidated gross profit margin in the third quarter 2009 increased 250 basis points to 49.0% of net sales, compared to gross profit margin of 46.5% for the same period last year. The improvement in gross margin is due primarily to a $1.4 million benefit relating to the Company’s warranty expense following an analysis of recent warranty claim experience performed in the third quarter 2009. While this is a one-time benefit, the Company anticipates warranty expense as a percent of revenue to be lower than its historical rates as a result of more stringent warranty claim management. Additionally, gross margin benefited from both a shift in sales mix toward higher-margin TreadClimber products in the Company’s direct business and decreased shipping costs. Gross profit margin in the direct business was 62.8% for the third quarter 2009, compared to 59.3% for the same period last year. Retail business gross profit margin was 26.6% in the third quarter 2009, compared to 29.0% for the same period last year.

Operating expenses for continuing operations declined by approximately $11.7 million, or 33.6%, in the third quarter 2009, compared to the third quarter 2008, primarily due to a decrease in prevailing advertising rates, improvement in the creative content of the advertisements and optimized advertising placement, as well as the Company’s continued commitment to align operating costs with anticipated revenue. These cost reductions were partially offset by a $2.1 million non-cash asset impairment charge in the third quarter 2009.

The Company generated net cash from operating activities of $19.1 million for the first nine months of 2009, compared to $13.4 million for the same period last year. The improvement is primarily the result of increased accounts receivable collections and inventory reductions, in the commercial business which is reported as discontinued operations.

For the third quarter 2009 total depreciation and amortization was $2.8 million, with approximately $0.3 million related to commercial business discontinued operations. Additionally, for the nine months ending September 30, 2009 total depreciation and amortization was $8.6 million, with approximately $1.0 million related to commercial business discontinued operations.

The Company had cash of $7.0 million and no borrowings as of September 30, 2009, compared to cash of $5.6 million and short-term borrowings of $17.9 million, a net borrowing of $12.3 million, at December 31, 2008.

In addition, on November 6, 2009 a new law was enacted permitting companies to elect to carry back 2008 or 2009 net operating losses to offset U.S. taxable income reported in the preceding five years. As a result, the Company plans to make this election and expects to receive a U.S. income tax refund of approximately $11.9 million by March 31, 2010.

Edward Bramson, Chairman and Chief Executive Officer of Nautilus, Inc., stated, “While our top line results continue to reflect the challenging consumer spending environment, we are encouraged by the progress we are making towards restoring our continuing operations to profitability. For the second consecutive quarter, we achieved positive operating income for both our retail and direct businesses, reflecting our success in aligning our cost structure with revenue trends.”

Mr. Bramson continued, “Over the past year, we have worked diligently to restructure our business and position our company for long-term profitable growth. As we announced in September, we made the decision to divest our commercial business assets in order to enable our team to invest all of our resources on our branded consumer businesses. While Nautilus Commercial has many attractive assets, we believe we will benefit from greater operating efficiencies by focusing exclusively on our direct and retail channels. In the 4th quarter we plan to launch a major new product, the Nautilus branded Mobia™ low impact cardio machine. We are hopeful that this and other new product programs will generate profitable sales growth in 2010.”

Conference Call

Nautilus will host a conference call today, November 9, at 4:30 p.m. EST (1:30 p.m. PST). It will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (800) 940-6895 in North America, and international listeners may call (303) 223-0120.

A telephonic playback will be available from 6:30 p.m. PST, November 9, 2009, through 6:30 p.m. PST, November 23, 2009. Participants can dial (800) 633-8284 or (402) 977-9140 (international) passcode 21441954 to hear the playback.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE:NLS) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus(R), Bowflex(R), Schwinn(R)Fitness, StairMaster(R) and Universal(R), Nautilus markets innovative fitness products through its direct and retail business channels. Formed in 1986, the Company had 2008 sales of $411 million ($283 million from continuing operations). It has approximately 750 employees and operations in Washington, Oregon, Virginia, Canada, Switzerland, Germany, United Kingdom, China and other locations around the world. Website: www.nautilusinc.com

Safe Harbor Statement:

This press release includes forward-looking statements, including statements concerning anticipated future profitability, estimated cost reductions, plans for divestiture of the Company’s commercial business, availability and cost of financing for the ongoing business, new product introductions and operational improvement. Factors that could cause Nautilus, Inc. actual results to differ materially from these forward-looking statements include availability of media time and fluctuating advertising rates, our ability to successfully transfer products to alternative manufacturing facilities, manufacturing quality issues resulting in increased warranty costs, our ability to successfully divest our commercial business, our ability to continue to reduce operating costs, a decline in consumer spending due to unfavorable economic conditions, a change in the availability of credit for our customers who finance their purchases, our ability to effectively develop, market and sell future products, our ability to get foreign-sourced product through customs in a timely manner, our ability to effectively identify, negotiate and integrate any future strategic transactions, our ability to protect our intellectual property, introduction of lower-priced competing products, unpredictable events and circumstances relating to international operations including our use of foreign manufacturers, government regulatory action and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

NAUTILUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in thousands)

	September 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$7,012	$5,547
Trade receivables, net of allowances of $4,352 in 2009 and $6,602 in 2008	27,635	53,770
Inventories	12,548	43,802
Prepaid expenses and other current assets	9,708	11,628
Income taxes receivable	509	11,954
Assets held-for-sale	10,462	—

Total current assets	67,874	126,701

Property, plant and equipment, net	9,681	32,883
Goodwill	2,699	2,398
Other intangible assets, net	25,408	34,403
Other assets	905	1,134

Total assets	$106,567	$197,519

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$32,585	$38,198
Accrued liabilities	22,094	30,472
Short-term borrowings	—	17,944
Deferred income tax liabilities	1,120	919

Total current liabilities	55,799	87,533
Long-term liabilities	4,998	6,301

Total liabilities	60,797	93,834

Commitments and contingencies
Stockholders’ equity:
Common stock – no par value, 75,000 shares authorized, 30,744 and 30,614 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	3,755	3,207
Retained earnings	35,425	94,433
Accumulated other comprehensive income	6,590	6,045

Total stockholders’ equity	45,770	103,685

Total liabilities and stockholders’ equity	$106,567	$197,519

NAUTILUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net sales	$41,431	$62,656	$135,588	$219,809
Cost of sales	21,150	33,526	65,194	112,696

Gross profit	20,281	29,130	70,394	107,113

Operating expenses:
Selling and marketing	14,278	23,753	53,202	83,452
General and administrative	5,240	8,951	18,587	27,176
Research and development	1,283	1,798	3,917	5,106
Asset impairment losses	2,101	—	2,101	—
Restructuring	201	300	14,046	13,370

Total operating expenses	23,103	34,802	91,853	129,104

Operating loss	(2,822)	(5,672)	(21,459)	(21,991)

Other income (expense):
Interest	(4)	(169)	(152)	(1,499)
Other, net	863	(203)	491	63

Total other income (expense)	859	(372)	339	(1,436)

Loss from continuing operations before income taxes	(1,963)	(6,044)	(21,120)	(23,427)
Income tax expense (benefit)	(440)	16,177	505	10,037

Loss from continuing operations	(1,523)	(22,221)	(21,625)	(33,464)

Discontinued operations:
Loss from discontinued operations before income taxes	(23,538)	(7,704)	(37,936)	(11,096)
Income tax expense (benefit) from discontinued operations	(643)	4,193	(553)	4,794

Loss from discontinued operations, net of tax	(22,895)	(11,897)	(37,383)	(15,890)

Net loss	$(24,418)	$(34,118)	$(59,008)	$(49,354)

Loss per common share from continuing operations:
Basic and diluted	$(0.05)	$(0.72)	$(0.71)	$(1.07)
Loss per common share from discontinued operations:
Basic and diluted	$(0.75)	$(0.39)	$(1.22)	$(0.51)
Net loss per common share:
Basic and diluted	$(0.80)	$(1.11)	$(1.93)	$(1.58)
Weighted average common shares outstanding:
Basic and diluted	30,681	30,739	30,637	31,285

NAUTILUS, INC.

REPORTABLE SEGMENTS – SELECTED FINANCIAL INFORMATION

(Unaudited and in thousands)

Three months ended September 30, 2009:	Direct	Retail	Corporate	Total
Net sales	$25,253	$15,656	$522	$41,431
Gross profit	15,861	4,171	249	20,281
Operating income (loss)	1,740	2,229	(6,791)	(2,822)
Other income, net	—	—	859	859
Income (loss) from continuing operations before income taxes	1,740	2,229	(5,932)	(1,963)

Three months ended September 30, 2008:
Net sales	$38,730	$23,723	$203	$62,656
Gross profit (loss)	22,966	7,122	(958)	29,130
Operating income (loss)	(922)	4,440	(9,190)	(5,672)
Other expense, net	—	—	(372)	(372)
Income (loss) from continuing operations before income taxes	(922)	4,440	(9,562)	(6,044)

Nine months ended September 30, 2009:	Direct	Retail	Corporate	Total
Net sales	$94,169	$39,560	$1,859	$135,588
Gross profit	58,025	11,478	891	70,394
Operating income (loss)	5,055	4,803	(31,317)	(21,459)
Other income, net	—	—	339	339
Income (loss) from continuing operations before income taxes	5,055	4,803	(30,978)	(21,120)

Nine months ended September 30, 2008:
Net sales	$149,657	$67,959	$2,193	$219,809
Gross profit	90,610	16,179	324	107,113
Operating income (loss)	6,047	6,907	(34,945)	(21,991)
Other expense, net	—	—	(1,436)	(1,436)
Income (loss) from continuing operations before income taxes	6,047	6,907	(36,381)	(23,427)

SOURCE: Nautilus, Inc.

For Nautilus, Inc.

Investor Relations

John Mills, 310-954-1100